Exhibit 99.1

Liam Kelly Appointed to Colfax Board of Directors

Annapolis Junction, MD, December 11, 2019 – Colfax Corporation (NYSE: CFX), a leading global manufacturer of medical technology and fabrication technology products and services, today announced that it has appointed Liam Kelly, President and CEO of Teleflex Incorporated, to its Board of Directors effective January 1, 2020. This appointment increases the size of Colfax’s Board of Directors to ten members.

Mitchell P. Rales, Chairman of the Board of Colfax, said, “We are very pleased to have Liam join our Board. He has extensive global experience and has been successful in driving a step change in organic growth performance at Teleflex in high margin medical technology industries. His addition to the Board will further support Colfax in growing our medical technology business, anchored by the recent acquisition of DJO. I am confident that his knowledge and experience will assist the Board and the Colfax management team in executing Colfax’s long-term growth plans.”

Mr. Kelly has been employed at Teleflex since 2009 holding various positions in EMEA, Asia Pacific and the Americas. Liam was appointed President and Chief Operating Officer in 2016 and President and Chief Executive Office in 2018. Prior to his employment at Teleflex, Mr. Kelly worked at Hill-Rom. Mr. Kelly is a seasoned medical device leader with significant experience running global businesses. Under Liam’s leadership, Teleflex has expanded into new, higher growth therapeutic areas and has thereby increased its growth rate significantly.

Mr. Kelly holds a B.B.S., Marketing Management from the University of Limerick, Limerick, Ireland. He is currently on the Board of Teleflex, Advanced Medical Association (AdvaMed), and Life Sciences Pennsylvania (LSPA). He was previously on the Board of Medstrom, Ltd.

ABOUT COLFAX CORPORATION

Colfax Corporation is a leading diversified technology company that provides orthopedic care and fabrication technology products and services to customers around the world principally under the DJO and ESAB brands. Colfax believes that its brands are among the most highly recognized in each of the markets that it serves. Colfax is traded on the NYSE under the ticker “CFX.” Additional information about Colfax is available at www.colfaxcorp.com.

Investor Contact:

Terry Ross, Vice President

Colfax Corporation

+1 (301) 323-9090

investorrelations@colfaxcorp.com